Exhibit 99.2

Spirit Airlines Reports December 2017 Traffic

MIRAMAR, Fla., (January 16, 2018) - Spirit Airlines (NYSE: SAVE) today reported its preliminary traffic results for December 2017.

Traffic (revenue passenger miles) in December 2017 increased 14.8 percent versus December 2016 on a capacity (available seat miles) increase of 14.7 percent. Load factor for December 2017 was 80.4 percent, an increase of 0.1 percentage points compared to December 2016.

Preliminary Traffic Results

	December 2017	December 2016	Change
Revenue passenger miles (RPMs) (000)	2,142,124	1,865,536	14.8%
Available seat miles (ASMs) (000)	2,664,031	2,322,528	14.7%
Load factor	80.4%	80.3%	0.1 pts
Passenger flight segments	2,052,023	1,857,612	10.5%
Average stage length (miles)	1,037	986	5.2%
Total departures	14,199	13,312	6.7%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	24,605,512	21,581,611	14.0%
Available seat miles (ASMs) (000)	29,592,819	25,494,645	16.1%
Load factor	83.1%	84.7%	(1.6) pts
Passenger flight segments	24,183,070	21,618,039	11.9%
Average stage length (miles)	999	979	2.0%
Total departures	165,449	149,514	10.7%

Preliminary Operational Performance

December 2017
On-Time Performance[1]	80.4%
Systemwide Completion Factor	98.7%
1As defined by the Department of Transportation

About Spirit Airlines:
Spirit Airlines (NYSE: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

###